EXHIBIT 10.1

FOURTEENTH AMENDMENT TO OFFICE LEASE

This Fourteenth Amendment to Office Lease (this "Fourteenth Amendment") is made and entered into by and between ASP, Inc., the managing partner of Boulder Tower Tenants in Common ("Landlord"), and HELMERICH & PAYNE, INC., a Delaware corporation (the "Tenant"), effective on and as of the date on which Tenant executes this Fourteenth Amendment, as set forth on the signature page (the "Effective Date").

W I T N E S SETH

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease dated May 30, 2003, as amended by that certain First Amendment to the Lease dated as of May 23, 2008,  Second Amendment to Lease dated December 13, 2011, Third Amendment to Office Lease (with form of Fourth Amendment to Office Lease attached thereto as Exhibit “B”) dated September 5, 2012, Fifth Amendment to Office Lease dated December 26, 2012,  Sixth Amendment to Office Lease dated April 24, 2013, Seventh Amendment to Office Lease dated September 16, 2013, Eighth Amendment to Lease dated March 24, 2014, Ninth Amendment to Office Lease dated June 16, 2014, Fourth Amendment to Office Lease dated July 16, 2014; Tenth Amendment to Office Lease dated November 26, 2014; Eleventh Amendment to Office Lease dated February 18, 2015; Twelfth Amendment to Office Lease dated June 30, 2015; and Thirteenth Amendment to Office Lease dated October 9, 2015 (collectively, the “Lease”); pursuant to which Landlord leases to Tenant certain premises totaling 219,699 rentable square feet in the building commonly known as Boulder Towers (the "Building"), located at 1437 South Boulder, Tulsa, Oklahoma 74119 (the "Existing Premises"); and

WHEREAS, Landlord and Tenant desire to (i) renew the lease term applicable to a certain portion of the Existing Premises which expires on April 30, 2017 and (ii) to further expand the Existing Premises as hereafter set forth;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1. Definitions. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Fourteenth Amendment.

2. Renewal of Suite 350.  Landlord and Tenant agree that Tenant’s lease of Suite 350, containing 2,990 square feet, and referenced as “Space 1” under the Eighth Amendment to Office Lease, is hereby extended to have an expiration date of April 30, 2018.  Annual Rental for said Suite 350 for the period of May 2, 2017 to April 30, 2018 shall be as follows:

Square Footage	Price/RSF	Annual Rent	Monthly Installment
2,990	$ 12.00	$ 35,880.00	$ 2,990.00

Except as set forth above, all other terms and provisions of the Lease applicable to the lease of Suite 350 will remain the same.

3. Expansion Space; Term; Rent.  Landlord and Tenant hereby confirm, stipulate and agree that the Existing Premises shall be expanded as of the term commencement date to include an additional 1,097 rentable square feet of office space known as Suite M, which space is more particularly identified in red outline on Exhibit “A” attached hereto (the “Expansion Space”).  Landlord will deliver possession of the Expansion Space on or before Effective Date of this Fourteenth Amendment.  The term commencement date (“TCD”) and date of rent commencement with respect to the Expansion Space will be April 1, 2017; provided, however, in the event delivery of possession does not occur by the Effective Date of this Fourteenth Amendment and any such delay is caused by Landlord, then Tenant shall be entitled to receive from Landlord a rent credit equal to one (1) day of free Annual Rent for every one (1) day of any such delay.  Unless sooner terminated as provided in the Lease, and subject to the renewal options contained in the Lease, the expiration date for the lease of the Expansion Space will be January 31, 2025.  Annual Rental for the Expansion Space payable by Tenant under the Lease will be $10,421.50 (to be paid in monthly installments of $868.46).  With the Expansion Space, the total rentable square feet of the Leased Premises is 220,796 rentable square feet and the total rentable area of the Building is 521,802 rentable square feet.

4.Tenant’s Share and Operating Expense Base. Tenant’s Share attributable to the Expansion Space shall be .21%. Tenant’s Share attributable to the entire Leased Premises after the addition on the TCD of the Expansion Space shall be 42.31%.  The Operating Expense Base for the Expansion Space shall mean the amount of Operating Expenses for the calendar year 2016.   From and after the TCD, the 5% cap on increases in Tenant’s Share attributable to the Expansion Space as to increases in Operating Expenses, as set forth in Section 4.02(g) of the H&P Lease, shall be applicable to the Expansion Space and Tenant’s Share shall be made in reference to the base amount established in 2016.

5.Authority. Each of Landlord and Tenant represents and warrants to the other that the execution, delivery and performance of this Fourteenth Amendment by such party is within the requisite power of such party, has been duly authorized and is not in contravention of the terms of such party’s organizational or governmental documents.

6.Binding Effect. Each of Landlord and Tenant further represents and warrants to the other that this Fourteenth Amendment, when duly executed and delivered, will constitute a legal, valid, and binding obligation of Tenant, Landlord and all owners of the Building, fully enforceable in accordance with its respective terms, except as may be limited by bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws affecting the rights of creditors generally and the availability of specific performance or other equitable remedies.

7.Successors and Assigns.  This Fourteenth Amendment will be binding on the parties’ successors and assigns.

8.Brokers.  Tenant warrants that it has had no dealings with any broker or agent other than CBRE, Inc. (the "Broker")  in connection with the negotiation or execution of this Fourteenth Amendment.  Landlord shall indemnify and hold Tenant harmless from and against any cost, expenses or liability for commissions or other compensation or charges of Broker.  Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed to be owed by Tenant to any broker or agent, other than Broker, with respect to this Fourteenth Amendment or the transactions evidenced hereby.

9.Amendments.  With the exception of those terms and conditions specifically modified and amended herein, the Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Fourteenth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fourteenth Amendment shall supersede and control.

10.Counterparts.  This Fourteenth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Fourteenth Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

11.Disclosure.  Members of the Boulder Towers Tenants in Common are licensed real estate brokers in the State of Oklahoma and are affiliated with CBRE, Inc.; they are also partners in Boulder Towers Tenants in Common, the Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Fourteenth Amendment to be effective as of the day and year as set forth above.

LANDLORD:

By: ASP, Inc.

Managing Partner of

Boulder Towers Tenants in Common

By: /s/ William H. Mizener

Name:William H. Mizener

Title:President

Date Executed: 3/10/17

TENANT:

Helmerich & Payne, Inc.

By:  /s/ John Bell

Name:John Bell

Title:Vice President, Corporate Services

Date Executed: March 8, 2017